Registration Statement No. 333-221336

Filed pursuant to Rule 424(b)(3)

Amendment dated March 2, 2018 to

Pricing Supplement No. 4, dated November 3, 2017 and Pricing Supplement No. 5, dated November 3, 2017, in each case to Prospectus Supplement and Prospectus each dated November 3, 2017 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series F

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between February 3, 2018 and March 5, 2018:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$600,000	61.386%	$368,316	February 8, 2018
$1,100,000	62.126%	$683,386	February 27, 2018
$600,000	62.863%	$377,178	March 5, 2018
$2,000,000	62.863%	$1,257,260	March 5, 2018

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between February 3, 2018 and March 5, 2018:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,600,000	55.610%	$889,760	February 8, 2018
$900,000	55.211%	$496,899	March 5, 2018

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$6,800,000	59.894%	$4,072,799	$507.06(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$507.06 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$69,199.90 as of the date hereof.  After payment of the registration fee for this offering, US$68,692.84 remains available in SEK’s account for future registration fees.